Exhibit 99.1

SKYLINE CHAMPION ANNOUNCES THIRD QUARTER FISCAL 2021 RESULTS

Troy, Michigan, February 1, 2021 / Business Wire/ -- Skyline Champion Corporation (NYSE:SKY) (“Skyline Champion”), today announced financial results for its third quarter ended December 26, 2020 for the fiscal year ending April 3, 2021 (“fiscal 2021”).

Third Quarter Fiscal 2021 Highlights (compared to Third Quarter Fiscal 2020)

•	Net sales increased 10.3% to $377.6 million
•	U.S. factory-built homes sold increased 6.2% to 5,343
•	Total backlog increased 267.1% to $488.5 million
•	Average selling price (“ASP”) per U.S. home sold increased 4.0% to $63,000
•	Gross profit margin declined by 110 basis points to 19.0%
•	Net income increased by 26.8% to $21.6 million
•	Earnings per share (“EPS”) increased to $0.38 from $0.30
•	Excluding non-recurring expenses, Adjusted EPS increased to $0.38 from $0.32
•	Adjusted EBITDA increased 7.8% to $32.1 million
•	Adjusted EBITDA margin decreased by 20 basis points to 8.5%
•	Net cash provided by operating activities increased by 91.1% to $40.0 million

“I am impressed with the team’s ability to increase production in this unpredictable operating environment, while balancing enhanced safety protocols in our facilities.” said Mark Yost, Skyline Champion’s President and Chief Executive Officer. “We generated double digit net sales growth and delivered strong financial performance during the quarter despite headwinds from rapidly increasing material costs. With the strong long term housing outlook magnified by our investment to enhance online design and quoting solutions, we are focused on increasing capacity utilization and automation to take care of our customers.”

Third Quarter Fiscal 2021 Results

Net sales for the third quarter fiscal 2021 increased 10.3% to $377.6 million compared to the prior-year period. The number of U.S. factory-built homes sold in the third quarter fiscal 2021 increased 6.2% to 5,343 compared to the prior year third quarter, as a result of strong demand and increased production levels. ASP per U.S. home sold increased 4.0% to $63,000 due to price increases in response to rising material costs, partly offset by a shift in product mix. The number of Canadian factory-built homes sold

Exhibit 99.1

in the quarter increased to 318 homes compared to 276 homes in the prior-year period due to stronger demand and increased production levels. Total backlog for Skyline Champion was $488.5 million as of December 26, 2020 compared to $133.1 million as of December 28, 2019. Backlog increased $98.4 million during the quarter compared to a decrease of $38.9 million in the third quarter fiscal 2020 driven by strong order levels that have outpaced production.

Gross profit increased by 4.2% to $71.8 million in the third quarter fiscal 2021 compared to the prior-year period. Gross profit margin was 19.0% of net sales, a 110 basis point reduction compared to 20.1% in the third quarter fiscal 2020. The compression in the gross profit margin was due to increased material costs caused by market volatility in certain commodities including forest products, partially offset by direct labor efficiencies, fixed cost leverage and operational improvements.

Selling, general, and administrative expenses (“SG&A”) in the third quarter fiscal 2021 decreased to $44.3 million from $45.2 million in the same period last year due to decreased travel and marketing-related expenses, integration costs, and equity-based compensation. These cost reductions were partially offset by increases in variable incentive compensation.

Net income for the third quarter fiscal 2021 was $21.6 million, an improvement compared to net income of $17.0 million during the same period of the prior year. The increase in net income was mainly driven by the increase in sales and gross profit, as well as reductions in SG&A and income tax expense.

Adjusted EBITDA for the third quarter fiscal 2021 increased by 7.8% to $32.1 million compared to the third quarter fiscal 2020 primarily driven by an increase in net sales. Adjusted EBITDA margin declined by 20 basis points to 8.5% due to higher material costs.

As of December 26, 2020, Skyline Champion had $267.1 million of cash and cash equivalents. During the quarter, the Company repaid $38.0 million on its revolving credit facility and has no significant long term debt maturities until June 2023.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, February 2, 2021, at 8:00 a.m. Eastern Time, to discuss Skyline Champion’s financial results and an update on current operations.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at http://skylinechampion.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13714647. The replay will be available until 11:59 P.M. Eastern Time on February 16, 2021.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) was formed on June 1, 2018 as the result of the combination of Skyline Corporation (“Skyline”) and the operating assets of Champion Enterprises Holdings, LLC (“Champion”). The combined company employs over 7,000 people and is the largest independent, publicly traded, factory-built housing company in North America. With almost 70 years of homebuilding experience and 38 manufacturing facilities throughout the United States and western Canada, Skyline

Exhibit 99.1

Champion is well positioned with a leading portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, hospitality, senior and workforce housing sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 18 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well-known brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, Shore Park, Silvercrest, Titan Homes in the U.S., and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures—Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Earnings Per Share (including dilutive securities, if any)—which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted EBITDA as net income or loss plus (a) the provision for income taxes, (b) interest expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) equity-based compensation awards granted before December 31, 2018, (f) restructuring charges, (g) impairment of assets, and (h) other non-operating costs including those for the acquisition and integration of businesses. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in its industry. Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the statement of operations. Adjusted EPS is calculated as net income or loss plus (a) equity-based compensation awards granted before December 31, 2018, (b) restructuring charges, (c) impairment of assets, and (d) other non-operating costs including those for the acquisition and integration of businesses, including the related tax effect, if any, on these items.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking

Exhibit 99.1

statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: the COVID-19 pandemic, which has had, and could continue to have, significant adverse effects on us; the impact of recent political instability and social unrest on economic conditions generally; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry; supply-related issues; labor-related issues; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions, exacerbated by the COVID-19 pandemic; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with possible mergers and acquisitions; the prices and availability of materials; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our goodwill might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended March 28, 2020 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Sarah Janowicz

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands)

	December 26, 2020	March 28, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$267,060	$209,455
Trade accounts receivable, net	41,325	45,733
Inventories, net	131,123	126,386
Other current assets	15,517	17,239
Total current assets	455,025	398,813
Long-term assets:
Property, plant, and equipment, net	103,826	109,291
Goodwill	173,521	173,521
Amortizable intangible assets, net	39,272	43,357
Deferred tax assets	19,516	21,812
Other noncurrent assets	34,705	34,906
Total assets	$825,865	$781,700
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floor plan payable	$25,595	$33,914
Accounts payable	38,603	38,703
Other current liabilities	143,453	114,030
Total current liabilities	207,651	186,647
Long-term liabilities:
Long-term debt	39,330	77,330
Deferred tax liabilities	4,008	3,264
Other	42,681	40,144
Total long-term liabilities	86,019	120,738

Stockholders' Equity:
Common stock	1,569	1,570
Additional paid-in capital	488,558	485,552
Retained earnings (accumulated deficit)	50,720	(48)
Accumulated other comprehensive loss	(8,652)	(12,759)
Total stockholders' equity	532,195	474,315
Total liabilities and stockholders' equity	$825,865	$781,700

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED INCOME STATEMENTS

(Unaudited, dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019

Net sales	$377,581	$342,239	$973,232	$1,068,585
Cost of sales	305,797	273,338	784,652	849,594
Gross profit	71,784	68,901	188,580	218,991
Selling, general, and administrative expenses	44,286	45,237	126,466	145,354
Operating income	27,498	23,664	62,114	73,637
Interest expense, net	795	328	2,601	1,019
Other income	(180)	—	(6,993)	—
Income before income taxes	26,883	23,336	66,506	72,618
Income tax expense	5,284	6,299	15,493	20,456
Net income	$21,599	$17,037	$51,013	$52,162
Net income per share:
Basic	$0.38	$0.30	$0.90	$0.92
Diluted	$0.38	$0.30	$0.90	$0.92

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousands)

	Nine Months Ended
	December 26, 2020	December 28, 2019
Cash flows from operating activities
Net income	$51,013	$52,162
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,076	13,895
Amortization of deferred financing fees	380	384
Fair market value adjustment for asset classified as held for sale	—	986
Equity-based compensation	4,625	6,168
Deferred taxes	3,251	4,222
(Gain) loss on disposal of property, plant, and equipment	(75)	126
Foreign currency transaction gain	(421)	(93)
Change in assets and liabilities:
Accounts receivable	4,577	15,441
Inventories	(3,388)	14,980
Prepaids and other assets	(2,239)	(6,199)
Accounts payable	(284)	(16,130)
Accrued expenses and other liabilities	33,301	(12,865)
Net cash provided by operating activities	103,816	73,077
Cash flows from investing activities
Additions to property, plant, and equipment	(4,235)	(12,110)
Proceeds from company owned life insurance policy	1,186	—
Proceeds from disposal of property, plant, and equipment	1,836	44
Proceeds from sale of held for sale asset	—	1,100
Net cash used in investing activities	(1,213)	(10,966)
Cash flows from financing activities
Changes in floor plan financing, net	(8,318)	(946)
Payments on revolving debt facility	(38,000)	(15,000)
Stock option exercises	67	109
Tax payment for equity-based compensation	(1,687)	(2,131)
Net cash used in financing activities	(47,938)	(17,968)
Effect of exchange rate changes on cash, and cash equivalents	2,940	510
Net increase in cash and cash equivalents	57,605	44,653
Cash and cash equivalents at beginning of period	209,455	126,634
Cash and cash equivalents at end of period	$267,060	$171,287

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended			Nine Months Ended
	December 26, 2020	December 28, 2019	Change	December 26, 2020	December 28, 2019	Change
Reconciliation of Adjusted EBITDA:
Net income	$21,599	$17,037	$4,562	$51,013	$52,162	$(1,149)
Income tax expense	5,284	6,299	(1,015)	15,493	20,456	(4,963)
Interest expense, net	795	328	467	2,601	1,019	1,582
Depreciation and amortization	4,386	4,516	(130)	13,076	13,895	(819)
EBITDA	32,064	28,180	3,884	82,183	87,532	(5,349)
Equity-based compensation (for awards granted prior to December 31, 2018)	—	965	(965)	1,358	3,606	(2,248)
Acquisition integration costs	—	560	(560)	—	1,938	(1,938)
Other	—	40	(40)	—	250	(250)
Fair market value adjustment to held for sale property	—	—	—	—	986	(986)
Adjusted EBITDA	$32,064	$29,745	$2,319	$83,541	$94,312	$(10,771)

Exhibit 99.1

SKYLINE CHAMPION CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EARNINGS PER SHARE

(Unaudited, dollars and shares in thousands, except per share amounts)

(Certain amounts shown net of tax, as applicable)

	Three Months Ended		Nine Months Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019

Net income	$21,599	$17,037	$51,013	$52,162
Adjustments:
Equity-based compensation (for awards granted prior to December 31, 2018)	—	786	1,128	3,000
Acquisition integration costs	—	422	—	1,460
Other	—	81	—	259
Fair market value adjustment to held for sale property	—	—	—	743
Adjusted net income	21,599	18,326	52,141	57,624
Less: Undistributed earnings allocated to participating securities	—	47	57	217
Adjusted net income attributable to the Company's common shareholders	$21,599	$18,279	$52,084	$57,407

Adjusted basic net income per share	$0.38	$0.32	$0.92	$1.02
Adjusted diluted net income per share	$0.38	$0.32	$0.92	$1.01

Average basic shares outstanding	56,702	56,521	56,630	56,457
Average diluted shares outstanding	56,990	56,788	56,883	56,705